Exhibit 5.1
                              LANE & MITTENDORF LLP
                                 320 Park Avenue
                            New York, New York 10022
                                 (212) 508-3200


                            Facsimile: (212) 508-3230



                                November 11, 1997



Natural Health Trends Corp.
2001 West Sample Road
Pompano Beach, FL  33064

Attn:  Neal R. Heller

                           Re: Registration Statement on Form S-3

Gentlemen:

                  We refer to the offering (the "Offering") of the shares of common stock, $.001 par value (the "Common Stock"), of Natural Health Trends Corp., a Florida corporation (the "Company") issuable upon the conversion of 2,200 shares of the Company's Series A Convertible Preferred Stock with a face amount of $2,200,000 (the "Series A Preferred Stock"), being registered for resale on behalf of the Selling Stockholders as described in the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission as subsequently amended from time to time (collectively, the "Registration Statement").

                  In furnishing our opinion, we have examined copies of the Registration Statement and the Exhibits thereto. We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary under the circumstances as the basis of the opinion expressed herein. In all such examinations, we have assumed the authenticity of all documents submitted to us as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates. Finally, we have obtained from officers of the Company such assurances as we have considered necessary for the purposes of this opinion.

                  Based upon and subject to the foregoing and such other matters of fact and questions of law as we have deemed relevant in the circumstances, and in reliance thereon, it is our opinion that the shares of Common Stock, to be sold for the account of the Selling Stockholders, issuable upon conversion of the Series A Preferred Stock in accordance with its terms will, upon execution and delivery of proper certificates therefor, be duly authorized, validly issued and outstanding, fully paid and nonassessable; provided that the Company has a sufficient number of authorized shares.



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                  We hereby  consent to the use of our name in the  Registration
Statement and to the inclusion of this opinion in the Exhibits to the Registration Statement.


                  It should be noted that Martin C. Licht, a partner of this firm, serves in a business capacity on the Board of Directors of the Company. However, we do not believe that Mr. Licht's service as a director should otherwise affect the opinions set forth herein. No knowledge that he may have as a result of his business association with the Company is to be imputed to this firm.


                  We are admitted to the practice of law only in the State of New York. The opinions set forth herein are based upon the laws of the State of New York, the corporate law of the State of Florida and the Federal laws of the United States.


                  This opinion is limited to the matters set forth herein, and may not be relied upon for any other purpose other than in connection with the corporate authority for the issuance of the shares of Common Stock pursuant to and as contemplated by the Registration Statement.


                                                     Very truly yours,

                                                     LANE & MITTENDORF LLP